As filed with the Securities and Exchange Commission on May 5, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Encore Wire Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2274963 (I.R.S. Employer Identification No.)

1329 Millwood Road McKinney, Texas (Address of Principal Executive Offices)	75069 (Zip Code)
ENCORE WIRE CORPORATION 2020 LONG TERM INCENTIVE PLAN
(Full title of the plan)

Daniel L. Jones
Chairman, President and Chief Executive Officer
1329 Millwood Road
McKinney, Texas
(Name and address of agent for service)

(972) 562-9473
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑ Non-accelerated filer ☐	Accelerated filer ☐ Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	1,000,000 shares	$44.61	$44,610,000.00	$5,790.38
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock that may become issuable pursuant to the adjustment provisions of the Encore Wire Corporation 2020 Long Term Incentive Plan (the “Plan”) including stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act and based upon the average of the $45.37 (high) and $43.84 (low) sale prices of the Registrant’s Common Stock as reported on the NASDAQ Stock Exchange on May 1, 2020.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Company will provide free of charge all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the rules and regulations of the Commission, the Company has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Company shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all the documents included in such file.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
        The Company incorporates by reference the documents or portions of documents listed below that were filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that any information contained in such filings is deemed “furnished” and not “filed” in accordance with the rules of the Commission:
(1)Annual report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”) (filed February 21, 2020);
(2)Current report on Form 8-K (filed February 18, 2020);
(3)Current report on Form 8-K (filed March 13, 2020);
(4)Current report on Form 8-K (filed April 28, 2020);
(5)Quarterly report on Form 10-Q for the quarter ended March 31, 2020 (filed April 30, 2020); and
(6)The description of the common stock, par value $0.01 per share, of the Registrant (“Common Stock”) contained in the registration statement on Form 8-A dated June 4, 1992, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.2 to the Annual Report.
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Officers and Directors.
The Certificate of Incorporation of the Registrant (the “Certificate”) provides that to the fullest extent permitted by applicable law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which such director derived an improper benefit.
The Third Amended and Restated Bylaws of the Registrant (the “Bylaws”) provide that the Registrant will indemnify an officer or director who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in the context of an action by or in the right of the Registrant, the Registrant will only indemnify an officer or director against expenses (including attorneys’ fees) and will not indemnify an officer or director if such person has been adjudged liable for negligence or misconduct in the performance of such person’s duty to the Registrant, unless and only to the extent that a court determines that in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses that the court deems proper.
If any director or officer of the Registrant has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any such claim, issue or matter therein, the Bylaws require the Registrant to indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Any such indemnification may be made only as authorized in each specific case upon a determination by the disinterested directors, independent legal counsel or the stockholders that indemnification is proper because the indemnitee has met the applicable standard of conduct.
The Bylaws also provide that the Registrant will advance reasonable expenses, including court costs and attorneys’ fees incurred by a person who was, or is, a witness or who was, or is, named as a defendant or respondent in any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, by reason of the fact that such individual is, or was, a director or officer of the Registrant, or while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, trust, employee benefit plan or other enterprise, upon receipt by the Registrant of an undertaking by or on behalf of such officer or director to repay all such amounts paid or reimbursed by the Registrant if it should ultimately be determined that such person is not entitled to be indemnified by the Registrant. The rights of indemnification and to receive advancement of expenses as provided in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled under the Certificate or any agreement, vote of stockholders or disinterested directors or otherwise.
The Bylaws and Section 145 of the General Corporation Code of the State of Delaware further authorize the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person.
The Registrant has also entered into indemnification agreements with each of its directors and officers (each, an “Indemnification Agreement”). Under each Indemnification Agreement, the Registrant agreed to indemnify each director and officer who was, is or becomes involved in any threatened, pending, or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that such director or officer in good faith believes might lead to the foregoing actions, of any nature, as a result of his service to the Registrant, against any and all expenses (including attorneys’ fees) and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, or to be a witness in or to participate in connection with such action. Additionally, the Registrant agreed to advance any and all expenses actually incurred by such director or officer within ten days after the Registrant receives evidence of the incurrence of such expenses.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description
4.1
Certificate of Incorporation of Encore Wire Corporation and all amendments thereto (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009).

4.2
Third Amended and Restated Bylaws of Encore Wire Corporation as amended through February 27, 2012 (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011).

4.3	Form of certificate for Common Stock (incorporated by reference to Exhibit 1 to the Company’s registration statement on Form 8-A, filed with the SEC on June 4, 1992).
5.1	Opinion of Thompson & Knight LLP regarding the validity of the securities being registered (filed herewith).
10.1	Encore Wire Corporation 2020 Long Term Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Notice and Proxy Statement, filed March 23, 2020).
23.1	Consent of Thompson & Knight LLP (contained in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP (Consent of Ernst & Young LLP (filed herewith). herewith).
24.1	Powers of Attorney (included on signature pages of this Registration Statement).

Item 9. Undertakings.

(a)The undersigned registrant hereby undertakes:
(i)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(ii)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McKinney, State of Texas, on May 5, 2020.

            ENCORE WIRE CORPORATION

            By: /s/ Daniel L. Jones
             Daniel L. Jones
             Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Daniel L. Jones and Bret J. Eckert, or either one of them, severally, as his attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Daniel L. Jones	Chairman, President and Chief Executive Officer	May 5, 2020
Daniel L. Jones	(Principal Executive Officer)

/s/ Bret J. Eckert	Vice President – Finance, Treasurer, Secretary and Chief Financial Officer	May 5, 2020
Bret J. Eckert	(Principal Financial and Accounting Officer)

/s/ Gregory J. Fisher	Director	May 5, 2020
Gregory J. Fisher

/s/ Gina A. Norris	Director	May 5, 2020
Gina A. Norris

/s/ William R. Thomas	Director	May 5, 2020
William R. Thomas

/s/ Scott D. Weaver	Director	May 5, 2020
Scott D. Weaver

/s/ John H. Wilson	Lead Independent Director	May 5, 2020
John H. Wilson